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                                                                   Exhibit 10.15

                       FY 1999 Incentive Compensation Plan

                                 Maurice Jeffery



This document, revised March 19, 1999, details your Incentive Compensation Plan for Fiscal Year 1999.


I. DEFINITIONS



"Billings" shall mean the actual amount invoiced to customers in the Territory in FY 1999 as a result of a signed contract, with payment terms of net 90 days or less. Qualifying Billings include the actual net amount invoiced (net of all discounts, allowances and taxes) for product license fees, maintenance and support services provided to carrier and device manufacturer customers, and consulting services performed by UP. For purposes of rewarding incentive compensation for FY 1999, non-contingent billings for future years from contracts signed in FY 1999 which are not dependent on any deployment or adoption data will be recognized as follows:


                                  Fy 00 = 50%
                                  Fy 01 = 25%
                                  Fy 02 = 12.5%


The CEO of Unwired Planet shall determine which billings are non-contingent.

        "Revenues" shall be defined as the net dollar amount recognized by the Company in its FY 1999 consolidated financial statements that were produced from customers in the Territory, inclusive of wireless carrier, device manufacturer and UP.Consulting customers.

        "Territory" shall mean North America. This consists of the United States of America and its territories, and Canada.

II.     GENERAL PROVISIONS

A.   The Term of this Plan is Fiscal Year 1999.


B. Base compensation/Salary (paid semi-monthly) is separate from the incentive compensation that may be earned under this Plan.


C. This Plan supercedes all prior incentive compensation plans, whether written or oral, and may only be modified by the CEO of Unwired Planet, Inc. and you in writing.


D. You must sign and return this Plan document to the CEO. By signing, you acknowledge that you have read, understand and agreed to abide and be bound by all the terms and conditions contained herein.


E. Incentive compensation paid under this Plan shall be subject to all applicable withholding and other employment taxes, as required by law.


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F.   Equal pay for equal work & EEO Policy: Unwired Planet, Inc. maintains its commitment to a philosophy of equal pay for equal performance. In addition, Unwired Planet, Inc.'s Equal Employment Opportunity policy has been developed to ensure that all employment decisions, including those regarding compensation, are free from harassment or discrimination on the basis of race, religion, color, national origin, ancestry, disability, marital status, gender, age, sexual orientation or veteran status.


G. Nothing in this Plan document shall be construed to imply a contract of employment between Unwired Planet, Inc. and yourself. Unwired Planet, Inc. reserves the right to terminate your employment or participation in the Plan at any time, with or without cause.

III. RECOVERABLE DRAW

A.   The Plan provides for a recoverable draw, which is payable semi-monthly.

B. The semi-monthly recoverable draw amount is one forty-eighth (1/48th) of your annual incentive compensation target.

C. The recoverable incentive compensation draw amount may be reduced by the Company at any time in its sole discretion.

D. The amount of recoverable draw shall be calculated by the Finance Department and paid by Payroll.

E. Within forty five (45) days of the end of each fiscal quarter, the cumulative year-to-date amount of recoverable draw payments made through the end of the preceding fiscal quarter will be compared to the actual amount of incentive bonuses earned through such date. Where the actual amount of incentive bonuses earned exceeds the amount of recoverable draw payments made, the Company shall pay you the excess amount within forty five (45) days of the end of the applicable fiscal quarter. Where the actual amount of incentive bonuses earned is less than the amount of recoverable draw payments made, the negative balance owed to the Company shall be carried forward to the next fiscal quarter.

F. Any negative balance owed to the Company at the end of the Plan Term shall be rolled forward to the succeeding fiscal year in accordance with the protocol described in E. above. Notwithstanding the foregoing, in the event your employment with Unwired Planet, Inc terminates for any reason, any negative balance owed by you as of such date shall be repaid immediately.

IV. DETERMINATION OF TARGET INCENTIVE COMPENSATION

Your target incentive compensation for the Plan Term is $100,000. The actual amount of incentive compensation you shall earn shall be based on your success in achieving the three sales quotas described below:


A.   Billings Quota: Your Billings quota is $7,000,000 for FY 1999.

1. For actual Billings of $0 - $7,000,000, the bonus will calculated by multiplying the


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     actual Billings amount by 0.70%.

2. For Billings in excess of $7,000,000, the bonus will be calculated by multiplying the amount of Billings in excess of $7,000,000 by 4.00%. No cap shall apply.

3. The Billings bonus will be paid on a quarterly basis through the normal payroll channel.

4. Billings must be invoiced net 90 days or less and be based upon a signed contract.

5.   Allocation of Billings made to device manufacturers shall be as follows:

6. If the relationship with the device manufacturer has been driven by the requirements of a wireless carrier in your territory that the UP software be in the manufacturer's devices, then 50% of the Billing amount will be credited to the territory in which the wireless carrier is headquartered, and 50% will be credited to the territory in which the device manufacturer is headquartered. The Vice President with responsibility for the territory in which the wireless carrier is headquartered must register his claim for his share of such Billings with the CEO prior to the date the Billing is made to be eligible for credit.

               o If the relationship with the device manufacturer has been driven other than by the requirements of a wireless carrier, then 100% of the Billing amount shall be credited to the territory in which the device manufacturer is headquartered.



                Example: If actual Billings for your Territory for FY1999 were $9,000,000, your Billings bonus would be calculated as follows:


                      $7,000,000*0.70%               $ 49,000
                      $2,000,000*4.00 %              $ 80,000
                                                     --------
                             Total Billings Bonus    $129,000


B.   Revenue Quota: Your Revenues quota is $5,000,000 for FY 1999.

     1.   Qualifying Revenues are those recognized in your Territory.

     2. The maximum bonus you will receive for reaching your revenues quota is $31,000. Upon reaching 75% of your revenues quota ($3,750,000) you will be paid a bonus amount equal to 75% of your total eligible bonus. The remainder of the bonus amount will be paid on a prorated basis as you reach the remainder of your revenues quota.

     3. The revenues quota bonus will be paid within forty-five (45) days of the end of the fiscal quarter in which your Revenues quota is reached.


 Example:        Timeframe      Revenues Quota Reached   Eligible Bonus

                     Q3         $3.75M (75%)                $ 23,250
                     Q4         $4.25M (85%)                $  3,100
                     Q4         $5.00M (100%)               $  4,650


               A bonus of $23,250 will be paid within 45 days of the end of the third quarter. A bonus of $7,750 will be paid within 45 days of the end of the fourth quarter.

     4. You will receive 100% credit for license, maintenance, consulting and device


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          revenues recognized during the Term in your Territory.

     5. For revenues from device manufacturers, such shall be allocated to territories in the identical manner in which the Billings relating to such Revenues were allocated under A. above.


C.   Carrier Footprint

     1. Your carrier footprint quota is to complete commercial license agreements for UP.Link Server products with three (3) new wireless carriers during the Term. Commercial licenses exclude trial licenses of any type.

     2. To qualify, a wireless carrier must possess a marketshare of more than 500,000 voice subscribers and must be approved by the CEO in advance.

     3. You will receive a one-time carrier footprint bonus of $7,000 per qualifying wireless carrier headquartered in your territory signed to a commercial license agreement during the Term. There shall be no cap for carrier footprint bonuses.

     4. The carrier footprint bonus will be paid within forty-five (45) days of the end of the fiscal quarter in which the commercial license agreement was signed by the wireless carrier.


D.   Special Incentive Bonus

     1. You will receive a one time incentive bonus of $50,000 if Sprint signs a contract with UP to utilize the Uplink Server product in Fiscal Year 1999 and if Sprint has a verifiable plan to deploy the UP product(s) in calendar year 1999.

     2. If Sprint signs a contract with UP in Fiscal Year 1999, but does not have a plan to deploy in calendar year 1999, then you will receive a one-time bonus of $25,000.

     3. This bonus will be paid at the end of the quarter in which the contract is signed.

E. Chargebacks: Chargebacks are reductions to Billings and Revenues made by the Company retroactively and resulting from: (i) uncollectible accounts receivable; (ii) erroneous crediting of Billings and/or Revenues to your Territory; (iii) returned products and/or cancelled licenses and/or services; and (iv) other like adjustments. The Company reserves the right to apply Chargebacks against Billings and Earnings previously credited to your Territory in its sole discretion.



COMPENSATION PLAN ACKNOWLEDGEMENT:



I acknowledge that I have read the Plan, understand all of its terms and conditions, and agree to abide and be bound by, all the stated terms and conditions.


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
/s/ MAURICE JEFFERY   3/29/99                /s/ ALAIN ROSSMANN       3/22/99
-----------------------------                --------------------------------
Maurice Jeffery       Date                   Alain Rossmann             Date